Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2015 THIRD QUARTER RESULTS -
-- Diluted earnings per share of $0.75; $0.84 excluding $0.09 of Health Net merger related expenses --
-- Revenue increase of 31% year over year --

ST. LOUIS, MISSOURI (October 27, 2015) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended September 30, 2015.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Premium and Service Revenues (in millions)	$5,463
Consolidated Health Benefits Ratio	89.0%
General & Administrative expense ratio excluding Health Net merger related expenses	8.2%
Diluted earnings per share (EPS)	$0.75
Diluted EPS excluding Health Net merger related expenses	$0.84
Total cash flow from operations (in millions)	$62

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "The quarter reaffirms our strong fundamentals and momentum that positions us well for the balance of this year and 2016, including the combination with Health Net."

Third Quarter Highlights

•	September 30, 2015 managed care membership of 4.8 million, an increase of 933,600 members, or 24% compared to the third quarter of 2014.

•	Premium and service revenues for the third quarter of $5.5 billion, representing 31% growth compared to the third quarter of 2014.

•	Health Benefits Ratio of 89.0% for the third quarter of 2015, compared to 89.7% in the third quarter of 2014 and 89.1% in the second quarter of 2015.

•	General and Administrative expense ratio excluding Health Net merger related expenses of 8.2%, compared to 8.0% in the third quarter of 2014 and 8.5% in the second quarter of 2015.

•	Operating cash flow of $62 million for the third quarter of 2015. Operating cash flow for the nine months ended September 30, 2015, was $457 million, or 1.9 times net earnings.

•
Diluted EPS for the third quarter of 2015 of $0.75, or $0.84 excluding $0.09 of diluted EPS associated with Health Net merger related expenses, compared to $0.67 in 2014, or $0.61 excluding the impact associated with the health insurer fee, transaction costs, and a tax benefit associated with final regulations on the deduction of compensation.

Other Events

•
In October 2015, Centene's subsidiary, Superior HealthPlan, Inc., was awarded a contract by the Texas Health and Human Services Commission to serve seven delivery areas for STAR Kids Medicaid recipients, more than any other successful bidder. The new contract is expected to commence in the second half of 2016.

•
In October 2015, Centene's subsidiary, Cenpatico Integrated Care, in partnership with University of Arizona Health Plan, began operating under a contract with the Arizona Department of Health Services/Division of Behavioral Health Services to be the Regional Behavioral Health Authority for the new southern geographic service area.

•
In October 2015, Centene's subsidiary, Sunshine Health began operating under a two-year, statewide contract with the Florida Healthy Kids Corporation to manage healthcare services for children ages five through 18 in all 11 regions of Florida.

•
In September 2015, Centene's subsidiary, Peach State Health Plan, was one of the Care Management Organizations selected to serve Medicaid recipients enrolled in the Georgia Families, PeachCare for Kids and Planning for Healthy Babies programs. The contract renewal is expected to commence in July 2016, pending regulatory approvals.

•
In September 2015, the Company completed the acquisition of Agate Resources, Inc., a diversified holding company, that offers primarily Medicaid and other healthcare products and services to Oregon residents through Trillium Community Health Plan.

•
In August 2015, Centene's subsidiary, Coordinated Care of Washington, was selected by the Washington State Health Care Authority as the sole provider for the Apple Health Foster Care contract. The new contract is expected to commence in the first quarter of 2016, pending regulatory approvals.

•
In August 2015, the Company and Health Net announced early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the pending merger. In September 2015, the Company filed a definitive joint proxy statement with the Securities and Exchange Commission in connection with its previously announced merger with Health Net, Inc. On October 23, 2015, the Company held its special meeting of shareholders in which shareholders approved the merger and the proposal to increase the Company's authorized shares of common stock from 200 million to 400 million.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	September 30,
	2015	2014
Arizona	223,600	202,500
Arkansas	40,900	36,600
California	183,900	144,700
Florida	486,500	411,200
Georgia	406,700	382,600
Illinois	211,300	31,300
Indiana	276,700	199,500
Kansas	137,500	144,200
Louisiana	358,800	150,800
Massachusetts	63,700	46,600
Michigan	6,600	—
Minnesota	9,400	9,500
Mississippi	301,000	99,300
Missouri	88,400	64,900
New Hampshire	71,900	56,600
Ohio	308,100	261,000
Oregon	99,800	—
South Carolina	104,800	106,500
Tennessee	20,200	21,200
Texas	976,500	961,100
Vermont	1,500	—
Washington	208,600	192,500
Wisconsin	78,100	74,700
Total at-risk membership	4,664,500	3,597,300
Non-risk membership	169,900	303,500
Total	4,834,400	3,900,800

At September 30, 2015, the Company served 442,600 Medicaid members in Medicaid expansion programs in California, Illinois, Massachusetts, New Hampshire, Ohio, Oregon and Washington and Indiana HIP 2.0, included in the table above.

The following table sets forth our membership by line of business:

	September 30,
	2015	2014
Medicaid	3,469,800	2,578,300
CHIP & Foster Care	245,200	247,700
ABD, Medicare & Duals	444,100	383,400
Long Term Care (LTC)	73,800	55,200
Health Insurance Marketplaces	155,600	76,000
Hybrid Programs [1]	—	19,900
Behavioral Health	216,700	195,500
Correctional Healthcare Services	59,300	41,300
Total at-risk membership	4,664,500	3,597,300
Non-risk membership	169,900	303,500
Total	4,834,400	3,900,800

1 In February 2015, hybrid programs were converted to Medicaid expansion contracts.

The following table identifies our dual-eligible membership by line of business. The membership tables above include these members.

	September 30,
	2015	2014
ABD	107,400	119,300
LTC	54,200	35,500
Medicare	11,400	7,100
Medicaid / Medicare Duals	27,900	2,700
Total	200,900	164,600

Statement of Operations: Three Months Ended September 30, 2015

	Three Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015
($ in millions)
Total Revenues	$5,821	$4,352	$5,506
Premium Tax and Health Insurer Fee Revenues	(358)	(193)	(322)
Premium and Service Revenues	$5,463	$4,159	$5,184

•
For the third quarter of 2015, Premium and Service Revenues increased 31% to $5.5 billion from $4.2 billion in the third quarter of 2014. The increase was primarily a result of the impact from expansions or new programs in many of our states, particularly Florida, Illinois, Louisiana, Mississippi, Ohio and Texas.

•
Consolidated HBR of 89.0% for the third quarter of 2015 represents a decrease from 89.7% in the comparable period in 2014 and a decrease from 89.1% in the second quarter of 2015. The year over year HBR decrease is primarily attributable to a lower HBR associated with new Medicaid expansion programs, which had significant growth in membership over the prior year and have a lower HBR.

•	The following table compares the results for new business and existing business for the quarters ended September 30:

	2015	2014
Premium and Service Revenue
New business	21%	27%
Existing business	79%	73%

HBR
New business	88.7%	91.4%
Existing business	89.1%	89.0%

◦
The new business HBR decreased compared to last year primarily due to the movement of the Florida MMA business, which operates at a higher HBR, into existing business during the quarter and the mix of new business being weighted towards Medicaid expansion which operates at a lower HBR.

•
Consolidated G&A expense ratio for the third quarter of 2015 was 8.5%, compared to 8.0% in the prior year. The year over year increase in the G&A ratio primarily reflects the impact of Health Net merger related expenses. The G&A ratio for the three months ended September 30, 2015 was 8.2% excluding the impact of the Health Net merger related expenses. Excluding the impact of the Health Net merger related expenses, the increase in the G&A ratio is primarily due to the increase in performance based incentive compensation expense.

•
Diluted earnings per share for the third quarter of 2015 of $0.75, or $0.84 excluding $0.09 of diluted EPS associated with Health Net merger related expenses. This compares to diluted EPS for the third quarter of 2014 of $0.67, or $0.61 excluding a $(0.08) impact associated with the health insurer fee, a $(0.03) impact from transaction costs and a $0.17 benefit associated with the final regulations on the deduction of compensation.

Balance Sheet and Cash Flow

At September 30, 2015, the Company had cash, investments and restricted deposits of $3.9 billion, including $91 million held by its unregulated entities. Medical claims liabilities totaled $2.1 billion. The Company's days in claims payable was 44.5. Total debt was $1.3 billion, which includes $275 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 37.1% at September 30, 2015, excluding the $68 million non-recourse mortgage note.

Cash flow from operations for the three months ended September 30, 2015, was $62 million, or 0.7 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2015	45.5
Addition of Oregon	0.9
Transfer of amounts due to states	(1.9)
Days in claims payable, September 30, 2015	44.5

Outlook

The table below depicts the Company's annual GAAP guidance for 2015.

	Full Year 2015
	Low	High
Premium and Service Revenues (in millions)	$21,000	$21,300
Diluted EPS (excluding Health Net merger related costs)	$2.84	$2.90
Consolidated Health Benefits Ratio	89.2%	89.4%
General & Administrative expense ratio (excluding Health Net merger related costs)	8.2%	8.4%
Effective Tax Rate	48.0%	50.0%
Diluted Shares Outstanding (in millions)	123.0	123.5

The Company's guidance excludes merger related costs expected to be incurred in 2015 related to the Health Net transaction. These costs are estimated to be between $0.13 and $0.15 per diluted share for 2015. The transaction is expected to close in early 2016.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 27, 2015, at 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2015, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-866-739-7850 in the U.S. and Canada; +1-412-902-6577 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to http://dpregister.com/10073458, to receive a dial-in number upon registration. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 25, 2016, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, November 4, 2015, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10073458.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended September 30, 2015" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's, Health Net's, or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's or Health Net's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions. including our proposed merger with Health Net (Proposed Merger); inflation; foreign currency fluctuations; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our or Health Net's managed care contracts by federal or state governments (including but not limited to Medicare and Medicaid); the outcome of our or Health Net's pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and changes in economic, political and market conditions; the ultimate closing date of the Proposed Merger; the possibility that the expected synergies and value creation from the Proposed Merger will not be realized, or will not be realized with the expected time period; the risk that acquired businesses will not be integrated successfully; disruption from the Proposed Merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs related to the Proposed Merger will be incurred; the possibility that the Proposed Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions thereto; and the risk that financing for the Proposed Merger may not be available on favorable terms as well as those factors disclosed in the Company's publicly filed documents.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,665	$1,610
Premium and related receivables	1,281	912
Short term investments	162	177
Other current assets	488	335
Total current assets	3,596	3,034
Long term investments	1,992	1,280
Restricted deposits	106	100
Property, software and equipment, net	488	445
Goodwill	849	754
Intangible assets, net	161	120
Other long term assets	130	91
Total assets	$7,322	$5,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$2,144	$1,723
Accounts payable and accrued expenses	1,035	768
Return of premium payable	313	236
Unearned revenue	66	168
Current portion of long term debt	5	5
Total current liabilities	3,563	2,900
Long term debt	1,276	874
Other long term liabilities	274	159
Total liabilities	5,113	3,933
Commitments and contingencies
Redeemable noncontrolling interests	156	148
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $.001 par value; authorized 200,000,000 shares; 124,940,103 issued and 119,201,560 outstanding at September 30, 2015, and 124,274,864 issued and 118,433,416 outstanding at December 31, 2014	—	—
Additional paid-in capital	909	840
Accumulated other comprehensive loss	(2)	(1)
Retained earnings	1,247	1,003
Treasury stock, at cost (5,738,543 and 5,841,448 shares, respectively)	(103)	(98)
Total Centene stockholders’ equity	2,051	1,744
Noncontrolling interest	2	(1)
Total stockholders’ equity	2,053	1,743
Total liabilities and stockholders’ equity	$7,322	$5,824

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Premium	$4,983	$3,780	$13,974	$10,182
Service	480	379	1,434	1,070
Premium and service revenues	5,463	4,159	15,408	11,252
Premium tax and health insurer fee	358	193	1,050	584
Total revenues	5,821	4,352	16,458	11,836
Expenses:
Medical costs	4,433	3,390	12,475	9,093
Cost of services	413	327	1,234	935
General and administrative expenses	464	334	1,309	951
Premium tax expense	274	161	794	492
Health insurer fee expense	54	32	161	94
Total operating expenses	5,638	4,244	15,973	11,565
Earnings from operations	183	108	485	271
Other income (expense):
Investment and other income	8	6	27	18
Interest expense	(11)	(9)	(32)	(25)
Earnings from continuing operations, before income tax expense	180	105	480	264
Income tax expense	87	27	234	107
Earnings from continuing operations, net of income tax expense	93	78	246	157
Discontinued operations, net of income tax expense of $0, $0, $0, and $1, respectively	1	1	—	2
Net earnings	94	79	246	159
(Earnings) loss attributable to noncontrolling interests	(1)	3	(2)	5
Net earnings attributable to Centene Corporation	$93	$82	$244	$164

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$92	$81	$244	$162
Discontinued operations, net of income tax expense	1	1	—	2
Net earnings	$93	$82	$244	$164

Net earnings per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.77	$0.69	$2.05	$1.40
Discontinued operations	0.01	0.01	—	0.01
Basic earnings per common share	$0.78	$0.70	$2.05	$1.41

Diluted:
Continuing operations	$0.75	$0.67	$1.99	$1.35
Discontinued operations	0.01	0.01	—	0.02
Diluted earnings per common share	$0.76	$0.68	$1.99	$1.37

Weighted average number of common shares outstanding:
Basic	119,121,524	117,226,968	118,970,853	115,912,304
Diluted	123,131,810	121,363,750	122,904,476	119,873,398

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$246	$159
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	82	65
Stock compensation expense	48	35
Deferred income taxes	(14)	(65)
Gain on settlement of contingent consideration	(37)	—
Goodwill and intangible adjustment	28	—
Changes in assets and liabilities
Premium and related receivables	(360)	(243)
Other current assets	(103)	(25)
Other assets	(40)	(51)
Medical claims liabilities	394	476
Unearned revenue	(104)	54
Accounts payable and accrued expenses	209	427
Other long term liabilities	101	17
Other operating activities	7	4
Net cash provided by operating activities	457	853
Cash flows from investing activities:
Capital expenditures	(101)	(69)
Purchases of investments	(1,077)	(738)
Sales and maturities of investments	418	320
Proceeds from asset sale	7	—
Investments in acquisitions, net of cash acquired	(16)	(94)
Net cash used in investing activities	(769)	(581)
Cash flows from financing activities:
Proceeds from exercise of stock options	5	6
Proceeds from borrowings	1,305	1,385
Payment of long term debt	(910)	(1,118)
Excess tax benefits from stock compensation	7	7
Common stock repurchases	(9)	(6)
Contribution from noncontrolling interest	2	5
Debt issue costs	(4)	(6)
Payment of contingent consideration obligation	(29)	—
Net cash provided by financing activities	367	273
Net increase in cash and cash equivalents	55	545
Cash and cash equivalents, beginning of period	1,610	1,038
Cash and cash equivalents, end of period	$1,665	$1,583
Supplemental disclosures of cash flow information:
Interest paid	$28	$18
Health insurer fee paid	$213	$126
Income taxes paid	$229	$167
Equity issued in connection with acquisitions	$12	$190

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q3	Q2	Q1	Q4	Q3
	2015	2015	2015	2014	2014
MANAGED CARE MEMBERSHIP
Arizona	223,600	210,900	202,200	204,000	202,500
Arkansas	40,900	45,400	43,200	38,400	36,600
California	183,900	178,700	171,200	163,900	144,700
Florida	486,500	470,300	463,100	425,700	411,200
Georgia	406,700	405,000	405,600	389,100	382,600
Illinois	211,300	209,100	184,800	87,800	31,300
Indiana	276,700	250,400	227,700	197,700	199,500
Kansas	137,500	143,000	143,700	143,300	144,200
Louisiana	358,800	358,900	359,500	152,900	150,800
Massachusetts	63,700	61,500	64,500	48,400	46,600
Michigan	6,600	2,700	—	—	—
Minnesota	9,400	10,900	9,500	9,500	9,500
Mississippi	301,000	250,600	141,900	108,700	99,300
Missouri	88,400	82,600	75,600	71,000	64,900
New Hampshire	71,900	70,800	67,500	62,700	56,600
Ohio	308,100	287,100	296,000	280,100	261,000
Oregon	99,800	—	—	—	—
South Carolina	104,800	112,600	106,000	109,700	106,500
Tennessee	20,200	21,400	20,800	21,000	21,200
Texas	976,500	969,700	974,900	971,000	961,100
Vermont	1,500	2,800	1,600	—	—
Washington	208,600	214,100	207,100	194,400	192,500
Wisconsin	78,100	78,600	82,100	83,200	74,700
Total at-risk membership	4,664,500	4,437,100	4,248,500	3,762,500	3,597,300
Non-risk membership	169,900	176,600	153,200	298,400	303,500
TOTAL	4,834,400	4,613,700	4,401,700	4,060,900	3,900,800

Medicaid	3,469,800	3,300,600	3,133,900	2,754,900	2,578,300
CHIP & Foster Care	245,200	230,500	233,600	222,700	247,700
ABD, Medicare & Duals	444,100	414,300	410,400	392,700	383,400
LTC	73,800	72,800	71,200	60,800	55,200
Health Insurance Marketplaces	155,600	167,400	161,700	74,500	76,000
Hybrid Programs	—	—	—	18,900	19,900
Behavioral Health	216,700	203,900	195,100	197,000	195,500
Correctional Healthcare Services	59,300	47,600	42,600	41,000	41,300
Total at-risk membership	4,664,500	4,437,100	4,248,500	3,762,500	3,597,300
Non-risk membership	169,900	176,600	153,200	298,400	303,500
TOTAL	4,834,400	4,613,700	4,401,700	4,060,900	3,900,800

REVENUE PER MEMBER PER MONTH(a)	$361	$356	$349	$360	$354

CLAIMS(a)
Period-end inventory	1,564,000	1,501,600	1,217,000	1,086,600	1,021,200
Average inventory	989,300	946,500	841,000	806,000	660,200
Period-end inventory per member	0.34	0.34	0.29	0.29	0.28
(a) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	17,100	15,800	14,800	13,400	12,900

	Q3	Q2	Q1	Q4	Q3
	2015	2015	2015	2014	2014

DAYS IN CLAIMS PAYABLE (b)	44.5	45.5	45.5	44.2	43.1
(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$3,834	$3,667	$3,345	$3,082	$2,829
Unregulated	91	82	97	85	70
TOTAL	$3,925	$3,749	$3,442	$3,167	$2,899

DEBT TO CAPITALIZATION	38.4%	37.1%	38.0%	33.5%	36.4%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(c)	37.1%	35.7%	36.6%	31.7%	34.6%
(c) The non-recourse debt represents the Company's mortgage note payable ($68 million at September 30, 2015).
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
Operating Ratios:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & Health Insurance Marketplaces	85.7%	86.5%	86.2%	86.1%
ABD, LTC & Medicare	93.3	93.9	93.3	94.0
Specialty Services	84.8	86.8	85.6	84.9
Total	89.0	89.7	89.3	89.3

Total General & Administrative Expense Ratio	8.5%	8.0%	8.5%	8.5%
MEDICAL CLAIMS LIABILITY (In millions)
The changes in medical claims liability are summarized as follows:

Balance, September 30, 2014	$1,589
Acquisitions	69
Incurred related to:
Current period	16,237
Prior period	(177)
Total incurred	16,060
Paid related to:
Current period	14,188
Prior period	1,386
Total paid	15,574
Balance, September 30, 2015	$2,144
Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other return of premium programs, approximately $48 million of the “Incurred related to: Prior period” was reclassified to return of premium payable.
The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2014 and prior.